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                                                                    EXHIBIT 12.1


                          IMCLONE SYSTEMS INCORPORATED
                       RATIO OF EARNINGS TO FIXED CHARGES

                                 (IN THOUSANDS)

                                                       YEAR ENDED DECEMBER 31,
                                    -------------------------------------------------------------------
                                       2002         2001          2000          1999           1998
                                    ---------    ----------    ----------     ---------     ---------
                                                  RESTATED(1)   RESTATED(1)   RESTATED(1)   RESTATED(1)
                                                           (IN THOUSANDS)
Net loss .........................  $(157,949)    $(127,607)    $ (70,469)    $ (34,739)    $ (21,523)
Add:
  Fixed charges ..................     16,381        15,773        13,228           796           765
Less:
Capitalized interest .............      2,077         1,656           846           204            --
                                    ---------     ---------     ---------     ---------     ---------
Net loss, as adjusted ............  $(143,645)    $(113,490)    $ (58,087)    $ (34,147)    $ (20,758)
                                    =========     =========     =========     =========     =========
Fixed charges:
Interest (gross), including
  amortization of debt issuance
  costs ..........................     15,256        15,252        12,951           526           576
Portion of rent representative of
  the interest factor ............      1,125           521           277           270           189
                                    ---------     ---------     ---------     ---------     ---------
Fixed charges ....................  $  16,381     $  15,773     $  13,228     $     796     $     765
                                    =========     =========     =========     =========     =========
Deficiency of earnings available
  to cover fixed charges .........  $(160,026)    $(129,263)    $ (71,315)    $ (34,943)    $ (21,523)
                                    =========     =========     =========     =========     =========

(1) As disclosed in Note 3 to our consolidated financial statements included elsewhere herein, we have restated our consolidated financial statements (a) to recognize withholding tax liabilities, related withholding tax assets and certain write-downs and (b) to recognize a tax liability and related expense attributable to our non-compliance with the terms of our 1990 IDA Bonds.